Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

InfuSystem Holdings, Inc. Reports

Second Quarter 2017 Financial Results

The Company reduced net debt by $2.9 million during the quarter;

AEBITDA increased 113% compared to the first quarter of 2017

MADISON HEIGHTS, MICHIGAN, August 9, 2017 — InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported financial results for the quarter ended June 30, 2017.

Second Quarter 2017 Overview:

•	Net revenues totaled $16.9 million, a decrease of 6.5%, versus the second quarter of 2016 of $18.1 million;

○	Rental revenues decreased $1.5 million, or 9.1%, in the second quarter of 2017 compared to the second quarter of 2016;

○	Product sales increased 15.5% to $2.2 million in the second quarter of 2017 compared to the second quarter of 2016;

•	Gross profit was $10.3 million, a decrease of $0.8 million, or 7.2%, compared to the second quarter of 2016;

•	Gross margin was 61.0% compared to 61.5% for the second quarter of 2016;

•	General and administrative (“G&A”) expenses increased less than 1% to $6.4 million compared to the second quarter of 2016; this amount included approximately $1.0 million related to severance costs, legal expenses and capital lease early termination expenses;

•	Net Debt (Total Debt net of Cash) decreased $2.9 million to $32.1 million in the second quarter of 2017 compared to the first quarter of 2017;

•	Provision for doubtful accounts (“Bad Debt”) increased $0.3 million, to $1.3 million, compared to the second quarter of 2016, including $0.2 million in additional reserves related to delayed collections due to changed billing practices following SE1609 that was announced last year by the Centers for Medicare and Medicaid Services (“CMS”);

•	Net loss of $1.1 million, or $0.05 loss per diluted share, compared to second quarter 2016 net income of $0.2 million, or $0.01 income per diluted share;

•	Net collected revenues (a non-GAAP financial measure) decreased 8.4%, to $15.6 million, compared to the second quarter of 2016;

•	Adjusted EBITDA (a non-GAAP financial measure) margin decreased slightly in the second quarter of 2017 to 18.1% compared to 18.8% in the second quarter of 2016 but increased 9.9% compared to the first quarter of 2017;

•	Adjusted EBITDA (a non-GAAP financial measure) decreased 10.0% to $3.1 million compared to the second quarter of 2016 but increased $1.6 million, or 113%, compared to the first quarter of 2017.

Management Discussion

Gregg Lehman, executive chairman of the board, said, “After a thorough review, we concluded that InfuSystem is not lacking for new business opportunities. Both our third-party payor salesforce and our direct payor salesforce are very active and we expect that will continue going forward. Where the Company needs to make significant progress is in collecting the revenue that is due from the growing number of procedures that take place utilizing our equipment. If we don’t collect the revenue that is due to us on a timely basis, it doesn’t matter how many pumps are deployed or how many procedures are being performed. Improving our collections practices is important in returning the Company to improved liquidity and profitability and it also effects how InfuSystem recognizes its collected net revenue. Improved collections results in the Company recognizing increased net revenues.”

“Accordingly, during the second quarter of 2017, InfuSystem redirected its strategic emphasis away from expanding our pump fleet and toward increasing efficiencies, particularly in the billing and collections area. With a combination of in-house and outsourced personnel, we are totally dedicated to collecting the revenue that is legitimately due InfuSystem from both third-party payors and direct payors. The emphasis on effective collections will improve quarterly revenue, reduce write-offs for bad debt and generate cash that will allow the Company to reduce its bank indebtedness.”

Dr. Lehman continued, “On a sequential basis, cash collections for the second quarter of 2017 were up $0.9 million, or 14%, for our commercial payors compared to the first quarter of 2017 and our adjusted EBITDA (a non-GAAP performance metric) increased $1.6 million, or 113%, versus the first quarter of 2017. In addition, as part of our strategic initiative to manage our pump fleet, reduce expenses and better management of our working capital, we were able to reduce our total net debt by $2.9 million during the second quarter of 2017. I am pleased our adjusted EBITDA run rate was approximately $3.1 million in the second quarter and we expect that to continue to be the case for the second half of the year.”

“I am particularly pleased with the performance of the Office of the President, the leadership group I formed in May that includes certain directors and key senior management to oversee operations. We have worked well together in identifying the issues, crafting solutions and adopting “best practices” successfully executing our strategic initiatives. We have also successfully amended the terms of the credit facility that provides the Company with favorable terms and financial flexibility. It is important to note that we have embarked on a process to recalibrate this business that will take some time, however, we firmly believe that we are heading in the right direction,” concluded Dr. Lehman.

Second Quarter Results

Net revenues for the quarter ended June 30, 2017 were $16.9 million, a decrease of $1.2 million, or 6.5%, compared to $18.1 million for the quarter ended June 30, 2016. During the period, net revenues from rentals decreased $1.5 million, or 9.1%, compared to the same prior year period. The decrease in net revenues from rentals can be largely attributed to (i) changed practices and reduced billing rates due to the CMS Medical Learning Network Matters article number SE1609 (“SE1609”) regulatory change effecting net revenue by approximately $1.3 million and (ii) pricing and collection impacts of $1.1 million. These decreases were offset by an overall increase in rental volume of $0.9 million with new and existing sites of therapy. Net revenues from product sales were $2.2 million, an increase of $0.3 million compared to the same prior year period.

Net collected rental revenues, or net revenues from rentals less provision for doubtful accounts (a non-GAAP financial measure), was $13.4 million in the second quarter of 2017, a decrease of 11.4%, compared to $15.2 million in the second quarter of 2016.

Bad Debt for the quarter ended June 30, 2017 was $1.3 million, an increase of $0.3 million, or 24.3%, compared to the quarter ended June 30, 2016. Bad Debt was 7.8% of revenues for the second quarter of 2017, compared to 5.9% for the same prior year period. This change is largely due to increased reserves for amounts uncollected following our implementation, on July 1, 2016, of revised billing practices for Medicare accounts as required by SE1609. We now directly bill providors and not third-party payors for SE1609 related services. Because this is a dramatic change from prior practices, we have experienced a delay in providors acknowledging and paying under the new model. We continue to see improvements in collections from SE1609 providors since the initial implementation in July 2016, but nonetheless, we have adopted the practice of reserving for all SE1609 accounts receivable aged greater than 90 days. We believe the strategic shift to focusing additional resources on collection efforts will deliver a positive impact with respect to these SE1609 accounts receivables.

Gross profit for the second quarter of 2017 was $10.3 million, a decrease of 7.2%, compared to $11.1 million for the same prior year period. As a percentage of net revenues, gross profit equaled 61.0% of total net revenues in the second quarter of 2017 compared to 61.5% in the prior year’s comparable quarter. The decrease in gross profit for the second quarter of 2017 was largely attributed to the decrease in net revenues of $1.2 million for the period, which was offset by a decrease of $0.2 million in product and supply costs, $0.1 million in the costs of pumps sold and $0.1 million in pump depreciation and disposals.

For the second quarter of 2017, G&A expenses were $6.4 million, an increase of less than $0.1 million, or 0.5%, compared to the same prior year period. Included in G&A during the quarter were some expenses not typical of our ongoing operations, including $0.5 million of management reorganization expenses related to severance costs for our previous CEO, $0.2 million of legal expenses related to defending a shareholder lawsuit and $0.3 million of early termination fees related to capital leases repaid in response to the Third Amendment to our Credit Agreement with Chase Bank finalized during the second quarter of 2017.

Other expenses for the second quarter of 2017 were $0.4 million compared to $0.3 million for the same period in 2016. Selling and marketing expenses for the 2017 second quarter were $2.3 million, a decrease of less than $0.1 million, or 1.2%, compared to the second quarter of 2016.

Net loss in the second quarter of 2017 was $1.1 million, or $0.05 loss per diluted share, compared to net income of $0.2 million, or $0.01 income per diluted share, in the same prior year period. Adjusted net loss, excluding non-recurring items (a non-GAAP financial measure), was $0.4 million, or $0.02 loss per diluted share, compared to adjusted net income of $0.4 million, or $0.02 income per diluted share, for the same prior year period.

For the second quarter of 2017, adjusted EBITDA (a non-GAAP financial measure) was $3.1 million, a decrease of 10.0%, compared to $3.4 million for the same period in 2016. The Company utilizes adjusted net (loss) income and adjusted EBITDA as a means to measure its operating performance. A reconciliation from GAAP operating measures to adjusted net (loss) income and adjusted EBITDA, both non-GAAP measures, can be found in the appendix attached to this press release. Adjustments during the second quarter of 2017 included, among other adjustments, expenses for severance, costs associated with shareholder litigation and early termination fees from paying down capital leases.

Financial Condition

Net cash provided by operations for the six months ended June 30, 2017, was $1.2 million compared to $1.9 million for the six months ended June 30, 2016. This decrease is due to higher amounts of non-cash expenses (such as deferred income taxes) and other liabilities in the current period, which were offset by decreases in accounts payable and other current liabilities. The Company reduced its investment in medical equipment during the quarter in anticipation of increasing utilization on available assets.

Net cash provided by investing activities was $0.7 million for the six months ended June 30, 2017 compared to $5.4 million used in the six months ended June 30, 2016. This $6.1 million increase was due to reduced pump purchases and increased pump sales during the second quarter of 2017.

Net cash used in financing activities for the six months ended June 30, 2017, was $5.3 million compared to net cash provided by financing activities of $3.5 million for the same prior year period. This change is primarily attributable to the cash proceeds received from our decision to borrow from the revolving credit line under our Credit Facility during the first half of 2016, as well as, our decision to pay down a majority of our capital lease obligations during the first half of 2017.

As of June 30, 2017, we maintained cash and cash equivalents of $0.1 million and $8.6 million of net availability under our revolving credit facility compared to $3.4 million of cash and cash equivalents and $9.9 million of net availability, respectively, at December 31, 2016.

Conference Call

The Company will conduct a conference call for investors on Wednesday, August 9, 2017 at 4:30 p.m. Eastern Time to discuss second quarter performance and results. Gregg Lehman, executive chairman of the board, Jan Skonieczny, chief operating officer, Chris Downs, interim chief financial officer, Rich Dilorio, general manager of oncology and Trent Smith, chief accounting officer will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-2782 and use the confirmation number 45427320. This press release will be available on most financial websites. Additionally, a web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors, and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providors. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company’s Form 10-Q for the second quarter of 2017 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance, including the preliminary financial results contained in this press release. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(in thousands, except share data)	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$76	$3,398
Accounts receivable, less allowance for doubtful accounts of $6,189 and $4,989 at June 30, 2017 and December 31, 2016, respectively	11,547	11,581
Inventory	1,962	2,166
Other current assets	1,314	949
Deferred income taxes	—	2,675

Total Current Assets	14,899	20,769
Medical equipment held for sale or rental	1,289	1,642
Medical equipment in rental service, net of accumulated depreciation	25,715	28,036
Property & equipment, net of accumulated depreciation	1,815	1,997
Intangible assets, net	28,293	31,239
Deferred income taxes	16,638	12,436
Other assets	61	225

Total Assets	$88,710	$96,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,247	$5,315
Capital leases	593	2,938
Current portion of long-term debt	2,660	5,314
Other current liabilities	2,494	2,872

Total Current Liabilities	10,994	16,439
Long-term debt, net of current portion	28,719	26,577
Capital leases	238	2,573
Other long-term liabilities	61	66

Total Long-Term Liabilities	29,018	29,216
Total Liabilities	$40,012	$45,655

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,953,365 and 22,755,705, respectively, as of June 30, 2017 and 22,867,335 and 22,669,675, respectively, as of December 31, 2016	2	2
Additional paid-in capital	92,206	91,829
Retained deficit	(43,510)	(41,142)

Total Stockholders’ Equity	48,698	50,689

Total Liabilities and Stockholders’ Equity	$88,710	$96,344

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net revenues:
Rentals	$14,769	$16,242	$29,906	$32,730
Product Sales	2,173	1,881	4,690	3,687

Net revenues	16,942	18,123	34,596	36,417
Cost of revenues:
Cost of revenues — Product, service and supply costs	4,624	4,789	9,160	8,295
Cost of revenues — Pump depreciation and disposals	1,977	2,191	4,446	4,422

Gross profit	10,341	11,143	20,990	23,700

Selling, general and administrative expenses:
Provision for doubtful accounts	1,326	1,067	3,182	2,814
Amortization of intangibles	1,387	922	2,798	1,834
Selling and marketing	2,295	2,324	5,181	5,139
General and administrative	6,425	6,392	12,890	13,061

Total selling, general and administrative	11,433	10,705	24,051	22,848

Operating (loss) income	(1,092)	438	(3,061)	852
Other income (expense):
Interest expense	(333)	(327)	(661)	(632)
Other (expense) income	(66)	7	(103)	27

Total other expense	(399)	(320)	(764)	(605)
(Loss) income before income taxes	(1,491)	118	(3,825)	247
Income tax benefit (expense)	385	35	1,241	(53)

Net (loss) income	$(1,106)	$153	$(2,584)	$194

Net (loss) income per share:
Basic	$(0.05)	$0.01	(0.11)	0.01
Diluted	$(0.05)	$0.01	(0.11)	0.01
Weighted average shares outstanding:
Basic	22,740,050	22,620,386	22,710,470	22,584,462
Diluted	22,740,050	23,109,870	22,710,470	23,069,900

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30
(in thousands)	2017	2016
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,231	$1,869

INVESTING ACTIVITIES
Purchase of medical equipment and property	(1,893)	(7,187)
Proceeds from sale of medical equipment and property	2,623	1,827

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	730	(5,360)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(24,419)	(29,190)
Cash proceeds from revolving credit facility	19,105	32,575
Debt issuance costs	(28)	—
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(28)	(33)
Cash proceeds from stock plans	87	126

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(5,283)	3,478

Net change in cash and cash equivalents	(3,322)	(13)
Cash and cash equivalents, beginning of period	3,398	818

Cash and cash equivalents, end of period	$76	$805

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET (LOSS) INCOME TO ADJUSTED NET (LOSS) INCOME:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
GAAP net (loss) income	$(1,106)	$153	$(2,584)	$194
Adjustments:
Restatement costs	—	—	28	—
Early termination fees for capital leases	302	—	302	—
Strategic alternatives and other costs	—	95	—	195
Shareholder legal costs	176	—	200	—
Management reorganization	485	75	619	75
Income tax (benefit) expense	(385)	(35)	(1,241)	53

(Loss) Income before income taxes—adjusted	$(528)	$288	$(2,676)	$517
Income tax benefit (expense) relating to adjustments (1)	136	86	867	(111)

Non-GAAP adjusted net (loss) income	$(392)	$374	$(1,809)	$406

RECONCILIATION OF GAAP NET (LOSS) INCOME PER DILUTED COMMON SHARE TO NON-GAAP ADJUSTED NET (LOSS) INCOME PER DILUTED COMMON SHARE

GAAP net (loss) income per diluted common share:	$(0.05)	$0.01	$(0.11)	$0.01
Adjustments:
Early termination fees for capital leases	0.01	—	0.01	—
Strategic alternatives and other costs	—	0.00	—	0.01
Shareholder legal costs	0.01	—	0.01	—
Management reorganization	0.02	0.00	0.03	—
Income tax (benefit) expense	(0.02)	(0)	(0.05)	—

(Loss) Income before income taxes—adjusted	$(0.03)	$0.01	$(0.12)	$0.02
Income tax benefit (expense) relating to adjustments (1)	0.01	0.01	0.04	—

Non-GAAP net (loss) income per diluted common share:	$(0.02)	$0.02	$(0.08)	$0.02
Weighted average shares outstanding:
Basic	22,740,050	22,620,386	22,710,470	22,584,462
Diluted	22,740,050	23,109,870	22,710,470	23,069,900

(1)	Rate used to calculate income tax benefit (expense) for the periods was the Company’s effective tax rate before adjustments.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(UNAUDITED)

NET (LOSS) INCOME TO ADJUSTED EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016

GAAP net (loss) income	$(1,106)	$153	$(2,584)	$194
Adjustments:
Interest expense	333	327	661	632
Income tax (benefit) expense	(385)	(35)	(1,241)	53
Depreciation	1,693	1,730	3,400	3,373
Amortization	1,387	922	2,798	1,834

GAAP EBITDA	$1,922	$3,097	$3,034	$6,086

Stock compensation	178	137	318	350
Restatement costs	—	—	28	—
Early termination fees for capital leases	302	—	302	—
Strategic alternatives and other costs	—	95	—	195
Shareholder legal costs	176	—	200	—
Management reorganization	485	75	619	75

Non-GAAP Adjusted EBITDA	$3,063	$3,404	$4,501	$6,706

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(UNAUDITED)

NET COLLECTED REVENUES

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016

Net Revenues:
Rentals	$14,769	$16,242	$29,906	$32,730
Product sales	2,173	1,881	4,690	3,687

Total Net Revenues	16,942	18,123	34,596	36,417

Adjustments:
Less: Provision for Doubtful Accounts	(1,326)	(1,067)	(3,182)	(2,814)

Non-GAAP total—net collected revenues—adjusted	$15,616	$17,056	$31,414	$33,603

NET COLLECTED RENTAL REVENUES

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016

Net Revenues:
Rentals	$14,769	$16,242	$29,906	$32,730

Adjustments:
Less: Provision for Doubtful Accounts	(1,326)	(1,067)	(3,182)	(2,814)

Non-GAAP total—net collected rental revenues—adjusted	$13,443	$15,175	$26,724	$29,916